Exhibit 10.12

CHOICE HOTELS INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(FOR NON-GRANDFATHERED ACCOUNT BALANCES)

As Amended and Restated Effective January 1, 2009

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2.33	Retirement Age	8
2.34	Separation from Service	8
2.35	Spouse	9
2.36	Transfer Contributions Account	9
2.37	Trust	9
2.38	Unforeseeable Financial Emergency	9
2.39	Valuation Date	10
2.40	Years of Service	10

ARTICLE III	PARTICIPATION	10
3.1	Eligibility	10
3.2	Participation	10

ARTICLE IV	PARTICIPANT DEFERRALS	10
4.1	Elective Deferrals	10
4.2	Election To Defer Compensation	11
4.3	Withholding and Crediting of Annual Deferral Amounts	12
4.4	Vesting	12

ARTICLE V	EMPLOYER CONTRIBUTION CREDITS	13
5.1	Matching Contribution Credits	13
5.2	Other Employer Contribution Credits	13
5.3	Transfer Contributions	13
5.4	Vesting	14

ARTICLE VI	ACCOUNTING AND ACCOUNT ADJUSTMENTS	14
6.1	Investment of Participant Accounts	14
6.2	Transfers to Employer Grantor Trust	15
6.3	Notice to Participants	15

ARTICLE VII	PAYMENT OF PLAN BENEFITS	15
7.1	Commencement of Payments	15
7.2	Form and Amount of Payments	16
7.3	Number/Form of Distribution Options	17
7.4	Further Deferrals	17
7.5	Withdrawals for Unforeseeable Financial Emergencies	17
7.6	Automatic Cash-Out	18

ARTICLE VIII	BENEFITS	18
8.1	Form and Payment of Death Benefits	18
8.2	Participant’s Beneficiary	19
8.3	Proper Beneficiary	19

ARTICLE IX	PLAN ADMINISTRATION	20
9.1	Administration	20
9.2	Determination of Benefits	20
9.3	Liability for Benefit Payments	20

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9.4	Expenses	21
9.5	Administrative Committee	21
9.6	Indemnity of Committee	21

ARTICLE X	GENERAL PROVISIONS	21
10.1	Amendment, Suspension and Termination	21
10.2	Nontransferability of Benefits	23
10.3	Participant’s Rights Unsecured	23
10.4	Domestic Relations Orders	23
10.5	Applicable Law	24
10.6	Compliance with Section 409A	24
10.7	Effect on Employment Rights	24
10.8	Protective Provisions	24
10.9	Severability	24
10.10	Notice	24
10.11	Tax Liability	24
10.12	No Guarantee of Benefits	25
10.13	Incapacity of Recipient	25
10.14	Construction	25
10.15	Successors	25

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CHOICE HOTELS INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

PREAMBLE

WHEREAS, Choice Hotels International, Inc. (the “Company”) desires to amend and restate the Choice Hotels International, Inc. Executive Deferred Compensation Plan (the “Plan”) to comply with Section 409A of the Internal Revenue Code and make other conforming changes.

NOW, THEREFORE, Choice Hotels hereby amends and restates the Plan, effective January 1, 2009, as follows:

ARTICLE I

INTRODUCTION

1.1 Name. The name of the Plan is the Choice Hotels International, Inc. Executive Deferred Compensation Plan.

1.2 Purpose. The purpose of the Plan is to make available to Eligible Employees a nonqualified, deferred compensation program that meets the requirements of Section 409A of the Code for amounts subject to the provisions thereof. The Plan is not, and is not intended to be, a qualified plan for federal income tax purposes. The Company acknowledges that the Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, as amended from time to time. The Plan is intended to be an unfunded plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” which is eligible for the exemptions applicable to such plans under Title I of ERISA.

1.3 Effective Date. The effective date of the Plan, as amended and restated, is January 1, 2009.

1.4 Scope. This amendment and restatement shall only apply to a Participant’s Non-Grandfathered Accounts (if any). The prior plan documents in effect on October 3, 2004 shall remain in effect and continue to apply to the Participant’s Grandfathered Accounts (if any).

ARTICLE II

DEFINITIONS

2.1 Accounts. The notional accounts described in Sections 4.1, 5.1, 5.2, and 5.3.

2.2 Administrative Committee. The committee as defined in Section 9.5.

2.3 Affiliate. Any affiliate of the Company as determined by the Board.

2.4 Annual Account. An amount equal to the following: (a) The sum of the Participant’s Annual Deferral Amount, Employer Matching Amount, and Discretionary Employer Contribution Amount for a Plan Year, plus (b) any amounts credited or debited to such Amounts pursuant to this Plan, less (c) any portion of the Annual Account which has been distributed to the Participant or his or her beneficiary pursuant to this Plan.

2.5 Annual Deferral Amount. That portion of a Participant’s Base Salary and Bonus earned for a Plan Year that a Participant defers in accordance with Article IV.

2.6 Base Salary. A Participant’s annual base compensation (including commissions) payable by an Employer for services performed during a calendar year. Base Salary shall not include distributions from a nonqualified plan, bonus and incentive payments, overtime, stock options and other equity compensation grants, relocation expenses, non-monetary awards, director and other fees, fringe benefits, expense reimbursements and automobile and other allowances (or such other or different items as may be established by the Administrative Committee, in its sole discretion, prior to the Plan Year). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant under all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3) or 402(h).

2.7 Board. The Company’s Board of Directors.

2.8 Bonus. Any compensation, in addition to Base Salary, payable to a Participant under (a) any management incentive plan maintained by an Employer; or (b) such other or different bonus or incentive arrangements as may be provided by the Administrative Committee in its sole discretion in the applicable deferral election forms for the year.

2.9 Change in Control. The first to occur of any of the following events:

(a) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner,” directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) During any period of two (2) consecutive years after an employee becomes a Participant, individuals who at the beginning of such period constitute the Board (and any new member of the Board, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(c) Upon:

(i) A complete liquidation of the Company;

(ii) The sale or disposition of all or substantially all of the Company’s assets; or

(iii) A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(d) Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred, with respect to the Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group except for:

(i) Passive ownership of less than two percent (2%) of the stock of the purchasing company; or

(ii) Ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the continuing nonemployee members of the Board.

(e) For purposes of this Section, the terms “Person” and “Beneficial Owner” shall have the meanings given those terms in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and Rule 13d-3 under that Act.

2.10 Code. The Internal Revenue Code of 1986, as amended from time to time and any regulations thereunder.

2.11 Company. Choice Hotels International, Inc. and any successor to such company whether by merger, consolidation, liquidation or otherwise.

2.12 Disability (or Disabled). A Participant is Disabled if he or she is either (a) unable to engage in the activities and duties of the Participant’s then current job by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

2.13 Discretionary Employer Contribution Account. The account established on an Employer’s books and records under Section 5.2.

2.14 Discretionary Employer Contribution Amount. The amount, if any, credited to a participant in accordance with Section 5.2.

2.15 Eligible Employee. The Company’s Chief Executive Officer (CEO) and any other management or highly compensated employee of an Employer as may be designated by the Board or the Compensation Committee of the Board in its sole discretion.

2.16 Employee Deferral Account. The account established on an Employer’s books and records under Section 4.1.

2.17 Employer. The (a) Company and (b) any Affiliate designated by the Board or the Compensation Committee as participating in the Plan (and any successor to such Affiliate whether by merger, consolidation, liquidation or otherwise).

2.18 Employer Matching Account. The account established on an Employer’s books and records under Section 5.1(b).

2.19 Employer Matching Amount. The amount, if any, credited to a Participant in accordance with Section 5.1(a).

2.20 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.21 Grandfathered Accounts. That portion of a Participant’s Accounts that is not part of the Participant’s Non-Grandfathered Accounts.

2.22 Investment Fund. Any investment fund (such as a mutual fund) or indices selected by the Administrative Committee, in its sole discretion, for the purpose of crediting or debiting investment gain or loss to Participant Accounts. The Administrative Committee may, in

its sole discretion, change, delete or add to the Investment Funds available under the Plan at any time. Notwithstanding the foregoing, the Moody’s Rate of Return Plus Three Percent and Moody’s Rate of Return shall only be available as an Investment Fund for (a) all Eligible Employees and (b) any Participant who dies or has a Separation from Service with the Company and all Affiliates (and his or her beneficiary) in the following circumstances:

(i) The Moody’s Rate of Return Plus Three Percent shall be available to a Participant who dies or has a Separation from Service at or after Retirement Age (or as otherwise provided by the Board or its Compensation Committee).

(ii) The Moody’s Rate of Return shall be available to a Participant who dies or has a Separation from Service (A) at or after reaching age fifty-five (55) or (B) after completing ten (10) or more Years of Service (or as otherwise provided by the Board or its Compensation Committee).

2.23 Matching Contribution. The contribution (if any) made by an Employer to the Qualified Plan on account of an Eligible Employee’s elective deferrals under that plan.

2.24 Match Rate. The rate at which Base Salary deferrals are matched determined by reference to the Participant’s Years of Service as of the last day of the Plan Year. The Match Rate shall be as follows:

(a) For Participants with a hire date of before January 1, 2000:

Years of Service	Matching Rate
1–5	50%
6–9	75
10 or More	100

(b) For Participants with a hire date of on or after January 1, 2000:

Years of Service	Matching Rate
1 or More	50%

2.25 Moody’s Rate of Return. The monthly equivalent (determined each calendar month) of the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Services, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board (or its delegate).

2.26 Moody’s Rate of Return Plus Three Percent. The monthly equivalent (determined each calendar month) of three percentage points (3%) greater than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Services, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board (or its delegate).

2.27 Non-Grandfathered Accounts. That portion of a Participant’s Accounts that was deferred or became vested on or after January 1, 2005, and any gains or losses credited thereon in accordance with Section 6.1(b), as of the date of determination.

2.28 Participant. Any (a) Eligible Employee who is participating in the Plan in accordance with Section 3.2 and (b) employee or former employee who has an Account hereunder.

2.29 Performance-Based Compensation. Compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Administrative Committee in accordance with Treas. Reg. Section 1.409A-1(e).

2.30 Plan. The Choice Hotels International, Inc. Executive Deferred Compensation Plan, as amended from time to time.

2.31 Plan Year. The Plan’s annual accounting period is the calendar year.

2.32 Qualified Plan. Choice Hotels International, Inc. Retirement Savings and Investment Plan (or its successor).

2.33 Retirement Age. The attainment of age fifty-five (55) and the completion of ten (10) Years of Service by an Eligible Employee prior to a Separation from Service.

2.34 Separation from Service. The severing of an individual’s employment with the Employer and all affiliates (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)) for any reason other than death, as determined by the Administrative Committee in accordance with Section 1.409A-1(h) and any other applicable provisions of the regulations. In determining whether a Participant has experienced a Separation from Service, the following rules shall apply:

(a) A Participant shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than thirty-six (36) months).

(b) If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months (twenty-nine (29) months in the case of disability leave within the meaning of Treas. Reg. Section 1.409A-1(h)(i)), or if longer, for such period as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six (6) months (twenty-nine (29) months in the case of disability leave) and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six (6)-month period (twenty-nine (29)-month period in the case of disability leave). In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

2.35 Spouse. The person who by law is legally married to a Participant on the date of determination.

2.36 Transfer Contributions Account. The contributions credits, if any, transferred pursuant to Section 5.3.

2.37 Trust. The employer grantor trust established by the Company or any Employer to which funds will be transferred in accordance with Section 6.1. Such trust shall be subject to the claims of each Employer’s creditors as provided under the terms of the trust agreement.

2.38 Unforeseeable Financial Emergency. A severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s Spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Administrative Committee, consistent with Code Section 409A and any regulations or other guidance thereunder, based on the relevant facts and circumstances.

2.39 Valuation Date. The last day of each Plan Year and such other dates as may be established by the Administrative Committee in its sole discretion.

2.40 Years of Service. Except as otherwise provided by the Company in its sole discretion, the total number of full years in which a Participant has been employed by the Company or any of its Affiliates since the Participant’s most recent date of hire with the Company or Affiliate. For purposes of this definition, a Year of Service shall be the twelve month period beginning on the Eligible Employee’s date of hire and ending on any anniversary of that date thereafter. Any partial year of employment shall not be counted.

ARTICLE III

PARTICIPATION

3.1 Eligibility. An Eligible Employee shall be eligible to become a Participant as provided in Section 3.2.

3.2 Participation. An Eligible Employee shall, to the extent consistent with Code Section 409A, commence participation as of the date designated by the Company; provided that an Eligible Employee shall not become a Participant hereunder until the Eligible Employee has met all enrollment requirements as may be established by the Administrative Committee in its sole discretion consistent with Section 409A.

ARTICLE IV

PARTICIPANT DEFERRALS

4.1 Elective Deferrals. Any Eligible Employee may elect to defer each Plan Year, as his or her Annual Deferral Amount, up to ninety percent (90%) of the Eligible Employee’s Base Salary (other than Bonus) earned during the year and all or any portion of the Eligible Employee’s Bonus for that year regardless of when such amounts are payable (less any required tax or other withholdings as provided in the applicable election form). Such election shall be made in whole percentages (or as otherwise permitted by the Administrative Committee in its sole discretion). Any Base Salary or Bonus deferred under this Section 4.1 shall be credited on the books and records of the Employer in an Employee Deferral Account maintained in the name of the Eligible Employee.

4.2 Election To Defer Compensation.

(a) A Participant’s election to defer Base Salary or Bonus for a Plan Year shall be submitted prior to January 1 of the Plan Year in which such amounts are first earned (or at such earlier time as may be established by the Administrative Committee in its sole discretion).

(b) Notwithstanding subsection (a) above, the Administrative Committee may, in its sole discretion, permit a newly Eligible Employee (to the extent permitted under Code Section 409A and any regulations thereunder) to submit his or her election for the year in which the Eligible Employee first becomes eligible to participate in the Plan within thirty (30) days after the date on which he or she first became so eligible (or at such earlier time as may be established by the Administrative Committee in its sole discretion). Such election shall become effective as of the first pay period after the date on which the election form is submitted to the Administrative Committee.

(c) Notwithstanding subsection (a) above, the Administrative Committee may, in its sole discretion, permit an Eligible Employee (to the extent permitted under Code Section 409A and any regulations thereunder) to submit an election to defer any Bonus which qualifies as Performance-Based Compensation no later than six (6) months before the end of the performance period (or at such earlier time as may be established by the Administrative Committee in its sole discretion). To be eligible to make such a deferral election, the Eligible Employee must have continuously performed services for the Employer from the later of (1) the beginning of the performance period, or (2) the date upon which the performance criteria for such compensation are established, through the date upon which the Eligible Employee makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 4.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d) All elections made in accordance with this Section shall be irrevocable as of the last date such election may be made (or such earlier date as may be established by the Administrative Committee in its sole discretion).

(e) Notwithstanding subsection (d) above,

(i) the deferral election of a Participant who is determined by the Administrative Committee to be suffering from a disability (within the meaning of Treas. Reg. Section 1.409A-3(j)(4)(xii)) shall, to the extent provided by the Administrative Committee in its sole discretion consistent with Section 1.409A-3(j)(4)(xii), be cancelled for the remainder of the Plan Year during which the Participant first suffers the disability; and

(ii) the deferral election of a Participant who has experienced an Unforeseeable Financial Emergency shall, to the extent provided by the Administrative Committee in its sole discretion consistent with Section 1.409A-3(j)(4)(viii), be cancelled for the remainder of the Plan Year during which the Participant experiences the Unforeseeable Financial Emergency.

To the extent permitted under Treas. Reg. Section 1.409A-3(j)(4)(viii), a Participant’s deferral elections under this Plan shall also be cancelled if the Administrative Committee determines that such action is necessary for the Participant to obtain a hardship distribution from a tax qualified plan pursuant to Treas. Reg. Section 1.401(k)-1(d)(3).

4.3 Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, any elected deferral of Base Salary shall be withheld in equal amounts from each payment thereof which is made during the year, as adjusted from time to time for increases or decreases in Base Salary. Any deferral of a Bonus shall be withheld at the time the Bonus is otherwise payable to the Participant. These amounts shall be treated as the Participant’s Annual Deferral Amount for the Plan Year and credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

4.4 Vesting. A Participant’s Employee Deferral Account shall be fully vested and nonforfeitable at all times.

ARTICLE V

EMPLOYER CONTRIBUTION CREDITS

5.1 Matching Contribution Credits.

(a) The Employer shall credit to each Eligible Employee each Plan Year an amount equal to the following: (a) The Eligible Employee’s total deferrals of Base Salary for the Plan Year while a Participant (not to exceed fifteen (15%) of his or her Base Salary while an Eligible Employee for the year) multiplied by the applicable Match Rate for the year, (b) reduced by the maximum Matching Contribution which the Eligible Employee could receive for that year under the Qualified Plan.

(b) Any Employer Matching Amount credited under this Section 5.1 shall be credited on the Employer’s books and records to an Employer Matching Account maintained in the name of the Eligible Employee as of the date determined by the Company in its sole discretion.

5.2 Other Employer Contribution Credits.

(a) The Employer may, in its sole discretion, make additional contributions in such amounts and at such times as recommended by the Administrative Committee and approved by the Board or the Compensation Committee of the Board. Such amounts shall be credited on the Employer’s books and records to the Discretionary Employer Contribution Account maintained in the name of the Eligible Employee as of the date designated by the Company in its sole discretion.

(b) Notwithstanding the foregoing, three percent (3%) of the Moody’s Rate of Return Plus Three Percent credited with respect to a Participant’s Grandfathered Account shall be treated as an additional Discretionary Employer Contribution Amount for each Plan Year for which such rate of return applies and shall be credited to the Participant’s Annual Account for that year.

5.3 Transfer Contributions. Upon becoming an Eligible Employee hereunder, the liability for the Eligible Employee’s account balance (if any) under the Company’s Nonqualified Retirement Savings and Investment Plan (other than his or her “grandfathered” account balance under that plan) shall be transferred and made a part of the Eligible Employee’s Account payable under this Plan; provided, that the payment of the amounts so transferred, shall be made in accordance with the terms of the Nonqualified Retirement Savings and Investment Plan applicable to the so transferred account balance on the date of transfer.

5.4 Vesting.

(a) A Participant’s Employer Matching Account shall vest at the rate of twenty percent (20%) for each completed Year of Service; provided, that a Participant shall become one hundred percent (100%) vested if he or she dies or becomes Disabled while an Eligible Employee. Notwithstanding the foregoing, the Board (or the Compensation Committee of the Board) may, in its sole discretion, accelerate the vesting of all or any portion of a Participant’s Employer Matching Account at any time.

(b) Each amount credited to a Participant’s Discretionary Employer Contribution Account (and allocable earnings) shall vest as determined by the Board or the Compensation Committee of the Board.

(c) A Participant’s Transfer Contributions Account (if any) shall be vested as provided in the Company’s Nonqualified Retirement Savings and Investment Plan; provided, that a Participant shall become one hundred percent (100%) vested if he or she dies or becomes Disabled while an Eligible Employee. Notwithstanding the foregoing, the Board (or the Compensation Committee of the Board) may, in its sole discretion, accelerate the vesting of all or any portion of a Participant’s Matching Contribution Account at any time.

ARTICLE VI

ACCOUNTING AND ACCOUNT ADJUSTMENTS

6.1 Investment of Participant Accounts.

(a) The Participant (or his or her beneficiary, if applicable) may, to the extent permitted by the Administrative Committee in its sole discretion, elect one or more Investment Funds as the deemed investment(s) for his or her Accounts. A Participant (or his or her beneficiary) may elect to change his or her Investment Fund elections at such times and in such manner as may be established by the Administrative Committee in its sole discretion. If a Participant (or his or her beneficiary) does not make an election hereunder, the Participant’s Accounts automatically shall deemed to be invested in such Investment Fund(s) as established by the Administrative Committee in its sole discretion.

(b) The value of a Participant’s Accounts shall be adjusted upward or downward (on a pro rata basis) each Valuation Date to reflect any appreciation or depreciation in value of the Investment Fund(s) in which the Participant’s Accounts are deemed to be invested under subsection (a) above since the last Valuation Date. The value shall also be adjusted for any (i) all Participant and Employer contribution credits made since the last Valuation Date and (ii) payments made to the Participant (or his or her beneficiary) since that date.

6.2 Transfers to Employer Grantor Trust. The Employer may (but is not required to) transfer to a Trust an amount equal to the amounts credited at any time to Employee Deferral Accounts under Section 4.1, Employer Matching Accounts under Section 5.1, Discretionary Employer Contribution Accounts under Section 5.2, and Transfer Contributions Accounts under Section 5.3 for its eligible Employees at such time as it deems appropriate. A separate subaccount may be established under the Trust representing each of the Participants’ Accounts, to which the allocable portion of each transfer (if any) shall be credited. Title to and beneficial ownership of the assets of the Trust shall at all times remain with the Employer and Participants shall not have any property interest whatsoever in such assets.

6.3 Notice to Participants. The Administrative Committee shall periodically provide statements to each Participant (at such times as it deems appropriate in its sole discretion) setting forth the balance of the Participant’s Accounts and such other information as it deems appropriate.

ARTICLE VII

PAYMENT OF PLAN BENEFITS

7.1 Commencement of Payments.

(a) In connection with a Participant’s election to defer an Annual Deferral Amount for a Plan Year, a Participant may elect when payment of his or her vested Annual Account for such Plan Year will be paid. The Participant may elect to have such payment begin

(i) as of the sixth (6th) month anniversary of the Participant’s Separation from Service (which payment shall be made within two and one-half months (2-1/2) months after that date) or (ii) a January selected by the Participant, provided that, the Participant may not select a January date that is less than three (3) years after the year in which the election is made or later than the January following the Participant’s sixty-fifth (65th) birthday (or such other period established by the Committee and reflected in the applicable election form). If the Participant has made no election, payment shall begin as of the sixth (6th) month anniversary of the Participant’s Separation from Service (which payment shall be made within two and one-half months (2-1/2) months after that date).

(b) In addition to the foregoing, a Participant may also elect to have payment of his or her vested Annual Account for a Plan Year be payable upon an earlier Change In Control (to the extent it qualifies as such under Code Section 409A), which Account shall be payable within ninety (90) days of the Change in Control.

(c) For any annual installment payments to be made hereunder, payment shall commence as provided in subsection (a) above and the remaining installments shall be paid in January of each succeeding year.

7.2 Form and Amount of Payments.

(a) In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account upon either Separation from Service or as of a date specific permitted under Section 7.1(a)(ii) in the form of a lump sum or annual installments of two (2) to twenty (20) years. If a Participant does not make any election with respect to the payment of an Annual Account, the Participant shall be deemed to have elected to receive such Annual Account in a lump sum. Notwithstanding the foregoing, payment upon a Change in Control (as provided in Section 7.1(b)) shall be made in a lump sum.

(b) The determination of the amount to be distributed under this Section shall be based upon the value of the Participant’s vested Accounts as of the last Valuation Date preceding the date of distribution, determined in accordance with Section 6.1. The amount of each installment payment hereunder shall be determined by dividing the value of the Accounts as of the last Valuation Date by the number of installments if any remaining to be paid (including the current installment).

(c) Notwithstanding any other provision of the Plan to the contrary, a Participant’s Annual Account for any Plan Year beginning on or after the date the Participant has a Separation from Service shall (unless otherwise forfeited hereunder) automatically be paid to the Participant in the form of a lump sum payment in the following Plan Year.

7.3 Number/Form of Distribution Options. Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion consistent with Code Section 409A, limit the number or forms of distributions that a Participant may elect to have under Section 7.1 or 7.2.

7.4 Further Deferrals. Notwithstanding Sections 7.1 and Section 7.2, a Participant may, to the extent permitted by the Administrative Committee in its sole discretion consistent with Code Section 409A and any regulations thereunder, elect to further defer the date when payment of his or her Accounts are made, provided that —

(a) the election is made more than 1 year prior to the date payment is otherwise scheduled to begin;

(b) the election does not become effective for 12 months;

(c) the date on which payment is to begin is delayed for at least 5 years; and

(d) the election meets such other or different requirements as may be determined by the Administrative Committee to be necessary to comply with Code Section 409A.

7.5 Withdrawals for Unforeseeable Financial Emergencies.

(a) In the event of an Unforeseeable Financial Emergency, the Participant may, to the extent permitted by the Administrative Committee in its sole discretion, apply for payment of all or a part of his or her vested Account (other than his or her Grandfathered Account) as may be necessary to satisfy the Unforeseeable Financial Emergency.

(b) The Administrative Committee shall have the authority, in its sole discretion, to approve a payment under subsection (a) above. The payment shall not exceed the lesser of (i) the vested portion of the Participant’s Accounts, valued as of the close of business on or around the date on which the amount becomes payable, as determined by the Administrative Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. Such payment shall be made in a lump sum no later than sixty (60) days after the Administrative Committee’s decision to approve the payment.

(c) Notwithstanding the foregoing, a Participant may not receive a payment under subsection (a) above to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by suspension of deferrals under this Plan (to the extent permitted under Code Section 409A).

7.6 Automatic Cash-Out. Notwithstanding any other provision of this Article or Article VIII, if, as of the date payment of all or a designated portion of a Participant’s Accounts is scheduled to begin under Section 7.1(a), the vested value of such portion of the Accounts does not exceed one hundred thousand dollars ($100,000), that portion of the Participant’s vested Accounts shall (to the extent permitted under Code Section 409A) automatically be paid to the Participant (or his or her beneficiary) in one lump sum at that time.

ARTICLE VIII

BENEFITS

8.1 Form and Payment of Death Benefits.

(a) Upon a Participant’s death, the Participant’s vested Accounts, if any, shall be paid to the Participant’s beneficiary (determined in accordance with Section 8.2) in the same form payable to the Participant under Section 7.2. Payment of such death benefits shall be made or begin within ninety (90) days following the Participant’s date of death.

(b) The amount of the death benefit to be paid to a beneficiary hereunder shall be determined in accordance with Section 7.2(b).

8.2 Participant’s Beneficiary.

(a) If a Participant is married at the time of his or her death, the Participant’s beneficiary shall be his or her Spouse, unless the Participant names another beneficiary in accordance with subsection (c) below and the named beneficiary is alive (or, in the case of a trust, in existence) on the Participant’s date of death.

(b) If a Participant is not married at the time of his or her death, the Participant’s beneficiary shall be the individual or trust the Participant has designated in accordance with subsection (c) below prior to his or her death. If the Participant dies without naming a beneficiary or if the named beneficiary is no longer living (or, in the case of a trust, in existence) on the Participant’s date of death, the Participant’s beneficiary shall be his or her estate.

(c) A Participant may make a beneficiary designation (or change a prior designation) as provided in subsection (a) or (b) above at any time prior to his or her death by delivery of a written designation to the Administrative Committee (on such forms or in such other manner as may be required or permitted by the Administrative Committee). Both individuals and trusts may be designated as beneficiaries under this Section.

8.3 Proper Beneficiary. If there is a dispute as to the proper beneficiary to receive payment hereunder, the Employer shall, to the extent consistent with Code Section 409A and any regulations thereunder, have the right to withhold such payment until the matter is finally resolved or adjudicated; provided, that any payment made in good faith by the Employer shall fully discharge the Employer, Company and Administrative Committee from all further obligations with respect to that payment.

ARTICLE IX

PLAN ADMINISTRATION

9.1 Administration. The Administrative Committee shall, from time to time, establish such rules, forms and procedures for the administration of the Plan as it deems appropriate. The Administrative Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and to delegate all or a part of its duties and responsibilities hereunder. The interpretation and construction of the Plan by the Administrative Committee (or its delegate), and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest. Neither the Administrative Committee nor any of its agents or employees shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act is made in good faith.

9.2 Determination of Benefits. The Administrative Committee shall make all determinations as to the rights to benefits under this Plan. Subject to and in compliance with the specific procedures contained in the applicable regulations under ERISA: (a) Any decision by the Administrative Committee denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or beneficiary; (b) each such notice shall set forth the specific reasons for the denial, written in a manner that is intended to be understood by the claimant; and (c) the Administrative Committee shall afford a reasonable opportunity to the Participant or beneficiary for a full and fair review of the decision denying such claim. The benefit claims procedures then in effect under Section 503 of ERISA, as amended, and any regulations thereunder, shall be followed by the Administrative Committee in making any benefit determinations under this Plan. All interpretations, determinations and decisions of the Administrative Committee with respect to any claim hereunder shall be made in its sole discretion and shall be final and conclusive.

9.3 Liability for Benefit Payments. The obligation to pay a Participant’s benefits under the Plan shall, at all times, be the sole and exclusive liability and responsibility of the Employer that was responsible for the credits made to his or her Accounts under the Plan, but only to extent of such credits and any applicable appreciation or depreciation determined in accordance with Section 6.1(b). No other Employer or other person or entity shall be liable for such payments.

9.4 Expenses. Unless the Company otherwise directs, the expenses of administering the Plan and any Trust shall be borne by each Employer on a proportionate basis as determined by the Administrative Committee.

9.5 Administrative Committee. The Plan shall be administered by an Administrative Committee consisting of at least three (3) members as may be appointed by the Company’s Chief Executive Officer (“CEO”) except after a Change in Control. Members of the Administrative Committee may be Participants in this Plan. The CEO may appoint, remove or replace members of the Committee at any time upon advance notice. After a Change in Control, vacancies on the Administrative Committee shall be filled by majority vote of the remaining Administrative Committee members and Administrative Committee members may be removed only by such a vote. If no Administrative Committee members remain, a new Administrative Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to this Article or other Plan provisions regarding Administrative Committee authority under the Plan without prior approval by the Administrative Committee.

9.6 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Administrative Committee, except in the case of willful misconduct.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment, Suspension and Termination.

(a) The Company reserves the right to amend the Plan by action of the Board or the Compensation Committee of the Board; provided, that the Company’s CEO and Administrative Committee may amend the Plan without such prior authorization in the following circumstances:

(i) The Company’s CEO may amend the Plan in any respect to the extent that the amendment does not result in an annual increase in the cost of maintaining the Plan in excess of $250,000.

(ii) The Administrative Committee may, to the extent that the amendment does not result in an annual increase in the cost of maintaining the Plan in excess of $100,000, amend the Plan to:

(A) Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(B) Maintain the Plan’s status as a “top-hat” plan for purposes of ERISA; or

(C) Comply with applicable law or Internal Revenue Service regulations.

Any amendment adopted by the Administrative Committee may be signed by any member of the Committee.

(b) Notwithstanding the foregoing, no amendment shall —

(i) deprive a Participant of his or her Accounts hereunder determined as of the date of such amendment,

(ii) after a Change in Control, reduce the crediting rate, including Moody’s Rate of Return and Moody’s Rate of Return Plus Three Percent on deferrals made prior to, or elected prior to, the date notice of the amendment is given to Participant;

(iii) after a Change in Control, limit the payout options available to the Participant under the Plan or in anyway automatically accelerate the payment of the Participant’s vested Accounts.

(c) Each Employer reserves the right by action of its board of directors (or by such other means as may be prescribed by the Board or the Compensation Committee of the Board) to withdraw from the Plan with respect to its Eligible Executives and Participants or suspend the accrual of further benefits under Section 4.1, 5.1, 5.2, or 5.3 at any time. No such withdrawal or suspension shall deprive a Participant of his or her vested Accounts as of the date of withdrawal or suspension.

(d) The Company reserves the right by action of the Board or the Compensation Committee of the Board; to terminate the Plan at any time; provided that upon termination, no Participant shall be deprived of his or her vested Accounts hereunder determined as of the date of termination. Upon termination of the Plan, the vested Accounts shall be paid in accordance with the terms of the Plan in effect on the date of termination.

10.2 Nontransferability of Benefits. The rights of a Participant and any beneficiary under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, the Accounts payable to a Participant under the Plan may, consistent with the requirements of Code Section 409A, be offset by any liability of the Participant owing to the Employer or any Affiliate.

10.3 Participant’s Rights Unsecured. The Plan is intended to be unfunded for purposes of both the Code and ERISA. The right of a Participant or his or her beneficiary to receive payment of the Participant’s Accounts hereunder shall be a general unsecured claim against the Employer’s general assets, and neither the Participant nor his or her beneficiary shall have any rights in or against any amount credited to any investment account, Trust, or any other specific assets of the Employer. To the extent that any person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Employer.

10.4 Domestic Relations Orders. If a court determines that a Spouse or former Spouse of a Participant has an interest in the Participant’s vested Accounts under a final domestic relations order, the Administrative Committee (or its delegate) may, in its sole discretion consistent with Code Section 409A, distribute the Spouse’s or former Spouse’s interest to that Spouse or former Spouse in accordance with such order.

10.5 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, to the extent applicable.

10.6 Compliance with Section 409A. This Plan is intended to comply with the distribution and other applicable requirements of Section 409A of the Code. The Plan shall be interpreted and applied in accordance with the requirements of Section 409A (to the extent applicable).

10.7 Effect on Employment Rights. Nothing in this Plan shall be construed as (a) giving any Participant any right to continued employment with an Employer or any Affiliate, or (b) affecting the eligibility for, or calculation of, any benefit provided to any Participant by the Employer to the extent permitted by law. No Participant shall have the right to receive any benefit under the Plan except in accordance with the Plan’s terms.

10.8 Protective Provisions. A Participant shall cooperate with the Employer or Administrative Committee by furnishing any and all information requested by the Employer or Administrative Committee in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer or Administrative Committee may deem necessary and taking such other action as may be requested by the Employer or Administrative Committee.

10.9 Severability. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

10.10 Notice. Any notice, consent, election, claim or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election, claim or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address. The date of such mailing shall be deemed the date of notice, consent, election, claim or demand.

10.11 Tax Liability. Any required federal, state or local tax withholding may be withheld from any payment made pursuant to this Plan or from any other compensation payable to the Participant. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Administrative Committee consistent with Code Section 409A, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either (a) by direct payment or (b) through the withholding of such amounts from other compensation due the Participant. In the alternative, the Administrative Committee may, in its sole discretion, offset such taxes against the Participant’s vested Accounts to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations.

10.12 No Guarantee of Benefits. Nothing in this Plan shall constitute a guarantee by Employer, Company, Administrative Committee or any other person or entity that the Employer’s assets will be sufficient to pay any benefits hereunder.

10.13 Incapacity of Recipient. If the Administrative Committee determines that any person to whom any benefits are payable hereunder is (a) unable to care for his or her affairs because of illness or accident or (b) a minor, any payment due under the Plan may be paid to the duly appointed guardian or conservator of such person or to any third party who is eligible to receive payment from the Plan for the account of such person. Any such payment shall be a complete discharge of the Employer’s liability for such payments hereunder.

10.14 Construction. Titles of articles and sections herein are for convenience of reference only and are not to be taken into account in interpreting the Plan. The masculine whenever used herein shall include the feminine. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

10.15 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employers and their successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, Choice Hotels International, Inc. has caused this document to be executed by its duly authorized officer, this              day of                     , 2008.

CHOICE HOTELS INTERNATIONAL, INC.

By:

Title: